Exhibit 99.1

PRESS RELEASE

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2012

Revenues Exceed Guidance, Reach $64.6 Million; Non-GAAP EPS of $0.03

NEI Signs Definitive Merger Agreement with UNICOM Systems, Inc.

CANTON, Mass., August 2, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today reported financial results for its fiscal third quarter, the period ended June 30, 2012.

Third Quarter Financial Performance and Highlights

•                  Net revenues were $64.6 million, a decrease compared to the $66.1 million reported for the third fiscal quarter last year but better than guidance of $51 to $56 million.

•                  EMC represented 54% of net revenues, a decrease from 63% of net revenues for the third fiscal quarter last year and an increase from the 42% of net revenues reported in the second quarter of 2012. Tektronix comprised 9% of net revenues during the quarter, an increase from 8% of net revenues in the third fiscal quarter last year and down from the 22% of net revenues for the second fiscal quarter this year. Symantec represented 17% of net revenues during the quarter, an increase from 10% of net revenues during the second fiscal quarter. Since Symantec was a new customer in the year-ago quarter, revenues were not yet significant.

•                  Gross margin was 11.2% of net revenues, within guidance of 11.0% to 11.5% and compared to 11.8% in the third quarter last year.

•                  Operating expenses were $6.3 million, which was above the guidance range of $5.5 million to $6.0 million, and compared to $6.1 million in the year-ago third quarter. The higher operating expenses were due to $592,000 in expenses related to the Company’s pending acquisition by UNICOM Systems.

•                  Net income on a GAAP basis was $468,000, or $0.01 per share, which exceeded the guidance of a loss of $(200,000) to net income of $300,000, and compared to net income of $1.9 million, or $0.04 per share in the same period a year ago.  The net income for the third quarter of fiscal 2012 is inclusive of income tax expense of $361,000, while the year-ago quarter included income tax (benefit) expense of $(85,000).  As a result of the Company’s reversal of its deferred income tax valuation allowance at September 30, 2011, NEI is now required to record federal income tax expense, although it will be realizing the benefit of its deferred income tax assets and therefore substantially all of the federal income tax expense will not require cash payments.

•                  Non-GAAP net income, which excludes stock-based compensation of $118,000, amortization expense of $280,000 and acquisition related expenses of $592,000 associated with the pending acquisition, was $1.5 million, or $0.03 per share, better than the expected range of non-GAAP profit of $200,000 to $700,000. The non-GAAP net income compared to non-GAAP net income of $2.4 million, or $0.06 per share, in the third fiscal quarter of 2011.

On June 18, 2012, NEI signed a definitive merger agreement with UNICOM Systems, Inc. (“UNICOM”) and a new UNICOM subsidiary under which UNICOM, a global information technology company and part of the UNICOM group of companies, will acquire NEI for $1.45 per common share in cash. As previously reported, the transaction is valued at approximately $63.2 million and currently is expected to close by the end of September 2012.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “During the quarter, NEI signed a definitive agreement to be acquired by UNICOM Systems, Inc., which we believe is in the best interests of our shareholders and provides them with a significant premium to the stock’s recent price range prior to the announcement. Operationally, we delivered another quarter of strong execution, exceeding our revenue guidance and reporting ongoing profitability.  Revenues were above guidance primarily due to certain customers exceeding their forecasts and also because this was the first quarter since the flooding in Thailand that shipments were not constricted by the availability of hard drives.”

For the nine month period ended June 30, 2012, net revenues were $200.2 million, compared to $202.8 million for the same period in 2011. Gross margin was $23.8 million, or 11.9% of net revenues, compared with gross margin of $22.9 million, or 11.3% of net revenues, for the same period last year. Total operating expenses were $18.3 million, or 9.1 percent of net revenues, compared with $18.2 million last year, or 9.0 percent of net revenues in the same period last year. On a GAAP basis, the Company reported net income of $3.2 million, or $0.07 per share, compared with net income of $4.7 million, or $0.11 per share, in the same period last year. The Company’s non-GAAP net income, which excludes stock-based compensation,  amortization expenses and acquisition related expenses, was $5.0 million compared to non-GAAP net income of $6.4 million for the same period last year.  Net income amounts include $2.1 million of income tax expenses compared to $149,000 for the same period last year for the reason described above.

Balance Sheet

NEI finished the quarter with $14.3 million in cash and cash equivalents and $79.3 million in working capital. Accounts receivable increased to $50.3 million and inventory levels decreased to $36.6 million as of June 30, 2012 compared to $42.4 million and $42.9 million, respectively, as of March 31, 2012. NEI also has a $10 million bank credit facility.

Business Outlook

NEI currently anticipates the following results for its fiscal fourth quarter ending September 30, 2012, based on current forecasts from certain customers and historical trends and excluding any costs related to the UNICOM deal.

•                  Net revenues in the range of $56 million to $61 million.

•                  Gross margin in the range of 10.0% to 11.0% of net revenues.

•                  Operating expenses between $5.5 million and $6.0 million, including an estimated $100,000 of stock-based compensation expense and amortization expense of $280,000.

•                  Net income (loss) on a GAAP basis in the range of $(200,000) to $300,000, net of projected income taxes at an effective rate of 40%.

•                  Net income on a non-GAAP basis in the range of $200,000 to $700,000, net of income taxes.

“We are projecting lower gross margins primarily due to customer mix and lower projected net revenues,” stated Doug Bryant, Chief Financial Officer. “In regards to our balance sheet, we expect inventory levels to be higher and our cash position to be lower at the end of September because of the last time inventory purchases being executed during the quarter related to the transition of certain EMC product lines that we have previously announced.”

Important Information about Non-GAAP References

References by NEI (the “Company”) to non-GAAP net income and non-GAAP per share information refer to net income or per share information excluding stock-based compensation expense, amortization expense and expenses related to the Company’s pending acquisition by UNICOM. GAAP requires that these expenses be included in determining net income or loss and per share information. The Company’s management uses non-GAAP operating expenses, and associated non-GAAP net income (which is the basis for non-GAAP per share information) to make operational and investment decisions, and the Company believes that they are among several useful measures for an enhanced understanding of its operating results for a number of reasons.

First, although the Company undertakes analyses to ensure that its stock-based compensation grants are in line with peer companies and do not unduly dilute shareholders, the Company allocates grants and measures them at the corporate level. Second, management excludes their financial statement effect when planning or measuring the periodic financial performance of the Company’s functional organizations since they are episodic in nature and unrelated to its core operating metrics. Last, we believe that providing non-GAAP per share information affords investors a view of results that may be more easily compared to peer companies and enables investors to consider the Company’s results on both a GAAP and non-GAAP basis in periods when the Company is undertaking non-recurring activities.

The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses, and providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, non-GAAP net income should be construed neither as an alternative to GAAP net income or loss or per share information as an indicator of our operating performance nor as a substitute for cash flow from operations as a measure of liquidity because the items excluded from the non-GAAP measures often have a material impact on the Company’s results of operations. Therefore, management uses, and investors should use, non-GAAP measures only in conjunction with the Company’s reported GAAP results.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding future net revenues, gross margin, operating expenses including stock-based compensation expenses and amortization expense, net income, profitability, inventory, cash, the proposed sale to Unicom and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 and the most recent Form 10-Q for the quarter ended March 31, 2012 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

###

NEI

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Net revenues	$64,589	$66,105	$200,178	$202,764
Cost of revenues	57,387	58,333	176,373	179,914

Gross profit	7,202	7,772	23,805	22,850

Operating expenses:
Engineering and development	1,586	1,610	4,859	4,788
Selling and marketing	1,685	1,874	5,090	5,735
General and administrative	2,737	2,273	7,477	6,630
Amortization of intangible asset	280	332	840	997

Total operating expenses	6,288	6,089	18,266	18,150

Income from operations	914	1,683	5,539	4,700
Interest and other (expense) income, net	(85)	117	(229)	163

Income before income taxes	$829	$1,800	$5,310	$4,863
Provision for (benefit from) income taxes	361	(85)	2,124	149

Net income	$468	$1,885	$3,186	$4,714

Net income per share - basic	$0.01	$0.04	$0.08	$0.11
Net income per share - diluted	$0.01	$0.04	$0.07	$0.11

Shares used in computing basic net income per share	42,517	42,951	42,448	42,901
Shares used in computing diluted net income per share	43,026	43,910	43,030	44,072

The amounts in the table above include employee stock-based compensation as follows (in thousands):

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Cost of revenues	$19	$31	$65	$102
Engineering and development	17	25	56	87
Selling and marketing	19	76	53	229
General and administrative	63	82	156	260

	$118	$214	$330	$678

NEI

Non-GAAP Financial Measures and Reconciliations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

GAAP net income	$468	$1,885	$3,186	$4,714
Acquisition related expenses	592	—	691	—
Amortization of intangible asset	280	332	840	997
Stock-based compensation	118	214	330	678

Non-GAAP net income	$1,458	$2,431	$5,047	$6,389

GAAP basic net income per share	$0.01	$0.04	$0.08	$0.11
Acquisition related expenses	0.01	—	0.01	—
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	—	0.01	0.01	0.02

Non-GAAP basic net income per share	$0.03	$0.06	$0.12	$0.15

GAAP diluted net income per share	$0.01	$0.04	$0.07	$0.11
Acquisition related expenses	0.01	—	0.02	—
Amortization of intangible asset	0.01	0.01	0.02	0.02
Stock-based compensation	—	0.01	0.01	0.02

Non-GAAP diluted net income per share	$0.03	$0.06	$0.12	$0.15

Shares used in computing GAAP and non-GAAP basic net income per share	42,517	42,951	42,448	42,901

Shares used in computing GAAP and non-GAAP diluted net income per share	43,026	43,910	43,030	44,072

NEI

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	September 30,
	2012	2011
ASSETS

Current assets:

Cash and cash equivalents	$14,263	$19,852
Accounts receivable, net	50,274	43,522
Inventories	36,596	24,331
Deferred income taxes	15,001	15,001
Prepaid expenses and other current assets	3,747	4,886

Total current assets	119,881	107,592

Property and equipment, net	2,569	2,569
Intangible asset, net	4,404	5,244
Deferred income taxes	14,147	15,855
Other assets	129	131

Total assets	$141,130	$131,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$24,447	$23,360
Accrued liabilities	5,089	5,749
Deferred revenue	11,068	5,967

Total current liabilities	40,604	35,076

Deferred revenue	4,765	4,095

Total liabilities	45,369	39,171

Stockholders’ equity:
Common stock	485	481
Treasury stock	(5,823)	(5,646)
Additional paid-in capital	200,454	199,926
Accumulated deficit	(99,355)	(102,541)

Total stockholders’ equity	95,761	92,220

Total liabilities and stockholders’ equity	$141,130	$131,391

NEI

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$468	$1,885	$3,186	$4,714
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	548	601	1,690	1,708
Stock-based compensation	118	214	330	678
Change in deferred income taxes	190	—	1,708	—
Other adjustments	63	32	71	72
Changes in operating assets and liabilities	5,448	(2,255)	(11,717)	(5,562)

Net cash (used in) provided by operating activities	6,835	477	(4,732)	1,610

Net cash used in investing activities	(429)	(588)	(772)	(1,998)
Net cash provided by (used in) financing activities	35	7	(85)	69

Net decrease in cash and cash equivalents	6,441	(104)	(5,589)	(319)
Cash and cash equivalents, beginning of period	7,822	15,108	19,852	15,323

Cash and cash equivalents, end of period	$14,263	$15,004	$14,263	$15,004